EXHIBIT (a)(2)

FORM OF
BROADCOM CORPORATION
LETTER OF TRANSMITTAL
TO TENDER CERTAIN OPTIONS TO PURCHASE SHARES OF COMMON STOCK HAVING AN EXERCISE PRICE
PER SHARE OF $23.58 OR MORE FOR NEW SHARES OR NEW OPTIONS PURSUANT TO THE
OFFER TO EXCHANGE DATED APRIL 7, 2003

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 6:00 P.M., PACIFIC TIME, ON MAY 5, 2003, UNLESS THE OFFER IS EXTENDED.

John Smith 704 Hauser St. Queens, NY 10019	Employee ID: 000001

Important: Read the remainder of this Letter of Transmittal before completing and signing this page. Eligible Options: Mark the “Yes” box to tender (and the “No” box not to tender) the vested options (as of 05/05/2003) and/or the unvested options (as of 05/05/2003) on each line below. If you do not clearly mark one of the two boxes, your election will default to NO.

Grant	Option	Option	Exercise	Outstanding	Vested	Yes	No	Unvested	Yes	No
Date	Number	Plan	Price	Options	Options			Options

04/14/2000	000001	98	$122.25000	1,222	185	☐	☐	1,037	☐	☐

04/14/2000	000002	98	$122.25000	6,778	5,814	☐	☐	964	☐	☐

06/24/2001	000100	98	$33.68000	6	0	☐	☐	6	☐	☐

06/24/2001	000101	98	$33.68000	6,315	2,896	☐	☐	3,419	☐	☐

Totals				14,321	8,895			5,426

Tax Payment Method:

If you are electing to exchange vested options for New Shares, please select the following tax withholding payment method. If no box is marked, the default is Block Trade with no 10% additional sale. If Block Trade is selected, you authorize UBS PaineWebber to sell shares on your behalf in the Block Trade based on Broadcom’s instructions regarding your election. If you are electing to deliver a cashier’s check and your check is insufficient to cover the full withholding tax amount, you authorize Broadcom to instruct UBS PaineWebber to sell shares on your behalf in the Block Trade to make up the shortfall.

Mark only one Box

☐ Cashier’s Check (If selected, you must deliver to Shareholder Services by 6:00 p.m. Pacific Time on 05/05/2003)

☐ Block Trade (sell shares to cover tax obligation)

☐ Block Trade (sell shares to cover tax obligation) + 10% additional sale

Signature:

Spouse’s Signature: (if any)

Date:

IMPORTANT: YOU MUST ALSO SIGN ON PAGE 7.

To: Broadcom Corporation

Upon the terms and conditions set forth in (1) the Offer to Exchange dated April 7, 2003 (the “Offer to Exchange”), which I hereby acknowledge receiving, and (2) this Letter of Transmittal (this “Letter”) I, the undersigned, hereby tender to Broadcom Corporation, a California corporation (“Broadcom”), (a) my eligible vested options for which I have marked the appropriate “YES” box in the table on the cover page of this Letter in exchange for shares of Broadcom Class A common stock (the “New Shares”) and/or (b) my eligible unvested options for which I have marked the appropriate “YES” box in the table on the cover page of this Letter in exchange for new options to purchase a number of shares of Broadcom Class A common stock (the “New Options”) as set forth in the Offer. The New Shares and the New Options will be granted to me under the terms of Broadcom’s 1998 Stock Incentive Plan (as amended and restated, the “1998 Plan”). All capitalized terms used in this Letter but not defined have the meaning ascribed to them in the Offer to Exchange.

Eligible vested and unvested options are options to purchase shares of Class A or Class B common stock of Broadcom with an exercise price per share of $23.58 or more which are outstanding under the following stock option plans or arrangements (the “Option Plans”):

(i) the 1998 Plan; or

(ii) any of the following stock option plans or commitments Broadcom has assumed in connection with its acquisition of the plan sponsor: the Allayer Communications 1997 Equity Incentive Plan; the Altima Communications, Inc. 1997 Stock Option Plan; the AltoCom, Inc. 1997 Stock Plan; the BlueSteel Networks, Inc. 1999 Stock Incentive Plan; the Element 14, Inc. Unapproved Share Option Scheme; the Epigram, Inc. 1996 Stock Plan; the Innovent Systems, Inc. 2000 Stock Option/Stock Issuance Plan; the NewPort Communications, Inc. 1998 Stock Option/Stock Issuance Plan; the Pivotal Technologies Corp. 1998 Stock Option Plan; the Puyallup Integrated Circuit Company Amended and Restated 1996 Stock Option Plan; the ServerWorks Corporation 2000 Long Term Incentive Plan; the ServerWorks 2000 Stock Option Plan 1.1; the SiByte, Inc. 1998 Stock Incentive Plan; the SiByte, Inc. 2000 Key Employee Stock Plan; the Silicon Spice Inc. 1996 Stock Option Plan; the Stellar Semiconductor, Inc. 1997 Stock Option/Stock Issuance Plan; and the Stellar Semiconductor, Inc. 1999 Equity Incentive Plan.

The Offer is currently set to expire at 6:00 p.m. Pacific Time on Monday, May 5, 2003 (the “Expiration Date”), unless and until Broadcom, in its discretion, has extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall instead mean the latest time and date at which the Offer, as so extended, expires. References to “vested options” mean eligible options which will be vested and exercisable for shares of Broadcom common stock on the Expiration Date, and references to “unvested options” mean eligible options which are not vested for shares of Broadcom common stock on the Expiration Date.

Vested Options. I understand that if I tender vested options I will receive, subject to the terms and conditions of the Offer, a number of New Shares of Broadcom Class A common stock. The number of New Shares will be less than the number of shares I could acquire under the vested options that I tender and will depend on the exercise price of those vested options and the last sale price of Broadcom Class A common stock on the day Broadcom accepts tendered vested options for exchange and cancellation (or, if Broadcom’s acceptance occurs on a weekend or market holiday, on the immediately preceding trading day). The number of New Shares that will be issued in exchange for my tendered vested options will equal (1) the number of vested options that I tender (and that Broadcom accepts for exchange and cancellation) multiplied by (2) the Offered Value Per Vested Option divided by (3) the last reported sale price of Broadcom Class A common stock as reported on the Nasdaq National Market on the date Broadcom accepts the tendered vested options for exchange and cancellation (or, if Broadcom’s acceptance occurs on a weekend or market holiday, on the immediately preceding trading day). I understand that the Offered Value Per Vested Option will be less than the amount shown in the Offered Value Per Vested Option table in the Offer to Exchange if the last reported sale price of Broadcom’s Class A common stock on the applicable date Broadcom accepts my tendered vested options is less than $12.50 and will be more than the amount shown in the Offered Value Per Vested Option table if the last reported sale price of Broadcom’s Class A common stock on the applicable date Broadcom accepts my tendered vested options is more than $17.50. Broadcom will only issue New Shares to me if I continue to be an employee of Broadcom or a company that is then a subsidiary of Broadcom through the date Broadcom accepts my vested tendered options. If I cease to be an employee of Broadcom or any of its subsidiaries (and I am not moving to another position within the Broadcom organization) after I tender my vested options but before Broadcom accepts those options for exchange and cancellation, I will not receive any New Shares but Broadcom will return those vested options to me. I will then have the limited period of time specified in the applicable stock option agreement in which to exercise those options following my termination date. I understand that these rules apply regardless of the reason my employment terminates, including voluntary resignation, involuntary termination, death or disability.

Unvested Options. I understand that if I tender unvested options I will receive, subject to the terms and conditions of the Offer, New Options which will be exercisable for a number of shares of Broadcom Class A common stock and which will vest in accordance with the vesting provisions set forth in the Offer. The number of New Options will equal a percentage (set forth in the Offer to Exchange) of the number of unvested options that I tender (rounded up, within each grant of New Options, to the next whole number) and may be less than the number of unvested options that I tender. New Options will be options to purchase shares of Broadcom Class A common stock, even if the corresponding tendered options were options to purchase shares of Broadcom Class B common stock. I understand that the New Options will not qualify as incentive stock options under the U.S. federal tax laws even if the unvested options I tender so qualified. I agree that except for any escrow, loan repayment or earn-out provisions applicable to the tendered unvested options, any special vesting acceleration or other features which may form part of my tendered unvested eligible options will not be included in the New Options to be granted to me and that by tendering my unvested eligible options for New Options, I agree to the elimination of those special features. I understand that Broadcom will only grant me New Options if I continue to be an employee of Broadcom or a company that is then a subsidiary of Broadcom through the date on which the New Options are granted. I understand that if I cease to be an employee of Broadcom or any of its subsidiaries (and I am not moving to another position within the Broadcom organization) after Broadcom accepts my tendered unvested options for exchange and cancellation but before the New Options are granted, I will not receive any New Options or any other payment or consideration in exchange for the unvested options I tender. These rules apply regardless of the reason my employment terminates, including voluntary resignation, involuntary termination, death or disability.

I understand that if I decide to tender one or more vested options in a particular option grant, I must tender all vested options in that particular option grant and if I tender one or more unvested options in a particular option grant, I must tender all unvested options in that particular option grant. I understand that I may choose to tender either vested options or unvested options, or both vested options and unvested options, or I may choose not to participate in the Offer at all.

I understand that any and all tendered options accepted by Broadcom for exchange pursuant to the Offer will be cancelled. Upon such acceptance and cancellation, I will have no further right or entitlement to purchase any shares of common stock pursuant to the terms of such options.

I understand (1) that I will not have any entitlement to my New Shares until my tendered vested options have been accepted by Broadcom for exchange and cancellation; (2) that the New Options will not be granted until on or after the first trading day that is at least six months and one day after the date my tendered unvested options are accepted for exchange and cancellation, that the earliest date on which such New Options will be granted is November 6, 2003, and that in Broadcom’s discretion that date may be extended to as late as December 31, 2003; and (3) that each of the New Options will be subject to the terms and conditions set forth in a new stock option agreement between Broadcom and me that will be forwarded to me after the grant date of the New Options.

I understand that I will (in most countries, including the United States) recognize taxable ordinary income with respect to the New Shares I receive for my tendered vested options and must pay the applicable withholding taxes on that income. In the United States and other countries where Broadcom and its subsidiaries have a withholding obligation, I may elect to pay my withholding taxes by either submitting a cashier’s check to Broadcom by 6:00 p.m. Pacific Time on the Expiration Date, or as an alternative, by authorizing a number of New Shares to be sold in one or more block trades through UBS PaineWebber. I understand that Broadcom will pay the withholding taxes to the appropriate tax authorities, and I hereby authorize UBS PaineWebber to remit to Broadcom some or all of the proceeds of the block trades to the extent necessary to cover the full amount of those withholding taxes. I understand that if I fail to complete a UBS PaineWebber Account Authorization form (which includes a W-9 or W-8BEN form, as applicable) prior to the block trades, UBS PaineWebber is required to apply backup withholding tax of thirty percent (30%) of the gross proceeds realized from the sale of my New Shares in the block trades (in addition to the amount Broadcom must withhold for my tax obligations). In this event, I authorize UBS PaineWebber to sell additional shares to cover this tax obligation plus any remaining withholding taxes I owe Broadcom. The sale price per share for my New Shares will be the weighted average sale price for all New Shares that UBS PaineWebber sells in all of the block trades (and not just the sale price of my New Shares). If neither payment election is made on the cover page of this Letter, or my cashier’s check is not timely delivered to Broadcom, my execution of this Letter will authorize UBS PaineWebber to automatically sell such portion of my New Shares as may be necessary to satisfy Broadcom's and UBS PaineWebber's withholding obligations. If my cashier’s check is insufficient to cover the full withholding tax amount, my execution of this Letter will authorize UBS PaineWebber to automatically sell such portion of my New Shares as may be necessary to satisfy all of my withholding obligations. If those funds are still insufficient to satisfy the withholding taxes and UBS PaineWebber’s trade commissions, I authorize Broadcom to deduct the appropriate sums from my next paycheck to satisfy my obligation for those taxes unless I deliver a check to Broadcom for the balance of the taxes due. I understand that the amount of withholding taxes owed will depend on the last sale price of Broadcom Class A common stock as reported on the Nasdaq National Market on the date Broadcom accepts my tendered vested options for exchange and cancellation. The block trades will not occur until one or more trading days after Broadcom’s acceptance, and it may take several trading days to sell sufficient shares to cover all withholding taxes on the New Shares. I understand that the trading price of Broadcom Class A common stock may decline during that period. If that occurs, I may have to sell New Shares at lower prices to cover taxes set on the basis of a higher market price. This would increase the number of New Shares that I will need to sell in order to cover the withholding taxes on my New Shares. I further understand and agree that I alone will bear the full risk of changes in the trading price of Broadcom Class A common stock after Broadcom accepts my tendered vested options, including changes resulting from developments affecting Broadcom, semiconductor stocks generally or the stock market as a whole. I also understand that my total tax liability with respect to the New Shares may be more than the amount of withholding taxes collected from me and that I will remain solely liable for payment of the balance of such taxes as and when they become due.

I understand that, in order to administer the Offer, Broadcom must collect, use and transfer certain information regarding me and my option grants, and that Broadcom may have to pass that information on to third parties who are assisting with the program including, without limitation, Broadcom’s transfer agent and UBS PaineWebber. I agree to such collection, use and transfer of my personal data by Broadcom, its subsidiaries and third parties assisting with Offer, but only for the purpose of administering my participation in the Offer. I acknowledge and agree that: (1) the parties receiving this data may be located outside my country, and the recipient’s country may have different data privacy laws and protections than mine, (2) the data will be held only as long as is necessary to administer and implement the Offer, (3) I may request from Broadcom a list of the parties who may receive my data, (4) I can request additional information about how the data is stored and processed, and (5) I may request that the data be amended if it is incorrect.

Subject to, and effective upon, Broadcom’s acceptance for exchange of the eligible options tendered herewith in accordance with the terms and conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), I hereby sell, assign and transfer to Broadcom all right, title and interest in and to all of the options that I hereby tender, and I agree that I shall have no further right or entitlement to purchase any shares of common stock under the tendered options that are accepted by Broadcom for cancellation or to have any other rights or entitlements under those cancelled options.

I hereby represent and warrant that I have full power and authority to tender the eligible options indicated on the cover page of this Letter and that, when and to the extent accepted for exchange by Broadcom, such eligible options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, other than pursuant to the applicable option agreement, and such eligible options will not be subject to any adverse claims. Upon request, I will execute and deliver any additional documents deemed by Broadcom to be necessary or desirable to complete the exchange of the eligible options I am tendering.

All authority herein conferred or agreed to be conferred shall be unaffected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns. Except as stated in the Offer, this tender is irrevocable. In this regard I understand that until the Expiration Date, I will have the right to withdraw my tendered options. I further understand that after that date I will have no withdrawal rights, unless Broadcom does not accept my tendered options before June 2, 2003, the 40th business day after commencement of the Offer, and after such time I may withdraw my tendered options until Broadcom accepts my tendered options.

I understand that the tender of any and all eligible options pursuant to the procedure described in Section 4 of the Offer to Exchange and in the instructions to this Letter will constitute my acceptance of all of the terms and conditions of the Offer. Broadcom’s acceptance for exchange of eligible options tendered pursuant to the Offer will constitute a binding agreement between Broadcom and me upon the terms and subject to the conditions of the Offer.

I am the registered holder of the eligible options tendered hereby, and my name, employee identification number and other information appearing on the cover page of this Letter are true and correct. I have indicated by marking the appropriate “YES” or “NO” box on the cover page of this Letter, my choice to tender, or refrain from tendering, any and all eligible vested and/or unvested options. I have indicated whether I will pay my withholding taxes (if any) by delivering to Broadcom a cashier’s check by 6:00 p.m. Pacific Time on the Expiration Date or my election to participate in the block trades of my New Shares through UBS PaineWebber. I understand that I may also elect on the cover page of this Letter to authorize UBS PaineWebber to sell an additional ten percent (10%) of my total number of New Shares in the block trades, and if I am electing to sell an additional ten percent (10%) of my total New Shares in the block trades, I have so indicated. I agree to pay UBS PaineWebber a commission of six cents ($0.06) per share for each of my New Shares sold in the block trades or twenty-five dollars ($25), whichever is greater. I agree that the authorization to UBS PaineWebber is irrevocable and I will take such further action or execute such other instruments as may be necessary to effectuate this authorization. If I am married, my spouse has signed where indicated below on page 7.

I understand that I may tender all, some or none of my eligible options and that I am not required to tender any of my eligible options in the Offer. I also understand that all such eligible options properly tendered prior to the Expiration Date, unless and until Broadcom, in its discretion, has extended the period of time during which the Offer will remain open, and not properly withdrawn, will be exchanged for New Shares or New Options, as applicable, upon the terms and subject to the conditions of the Offer, including the conditions described in Sections 1, 4, 6 and 7 of the Offer to Exchange and in this Letter of Transmittal and the accompanying instructions.

I acknowledge that Broadcom cannot give me legal, tax or investment advice with respect to the Offer and has advised me to consult with my own legal, tax and investment advisors as to the consequences of participating or not participating in the Offer.

I acknowledge that, under certain circumstances set forth in the Offer to Exchange, Broadcom may terminate or amend the Offer and postpone its acceptance and cancellation of any eligible options tendered for exchange. In any such event, I understand that the eligible options tendered herewith but not accepted for exchange will be returned.

I understand that neither Broadcom nor UBS PaineWebber, nor their respective boards of directors, is making any recommendation as to whether I should tender or refrain from tendering my options for exchange, and that I must make my own decision whether to tender my options, taking into account my own personal circumstances and preferences. I also understand that the exercise price of my New Options may be higher or lower than Broadcom’s current stock price, and higher or lower than the exercise price per share of some or all of my current options. I understand that in certain circumstances, which may be difficult or impossible to predict, the value of the New Options that Broadcom grants to me may turn out to be no more (and may even be less) than the value of the unvested options that I am tendering, and that I may wind up with fewer options, with a higher exercise price, than I have now. I also understand that the value of the New Shares may turn out to be no more (and may even be less) than the value of the vested options that I am tendering and the net value (taking into account the exercise price that I would need to pay) of the shares I could acquire in the future by exercising my vested options. I understand that the number of New Shares that Broadcom issues to me will be less than the number of shares that I can acquire under my tendered vested options, and that I will not be able to know with certainty how many New Shares I will receive when I make my decision to tender or not to tender. I understand that the New Shares I receive and hold may decline in value and the New Options I receive may be “out of the money” when they become exercisable. I further understand that past and current market prices of Broadcom Class A common stock may provide little or no basis for predicting what the market price of Broadcom Class A common stock will be when Broadcom issues the New Shares or grants the New Options or at any time in the future.

For Holders of ServerWorks Options Only:

I understand that if I tender vested options with a conversion ratio feature that increases the number of shares of Class A common stock subject to such vested options, and Broadcom accepts those options for exchange and cancellation, I will be entitled on the date Broadcom accepts those vested options for exchange and cancellation to the number of New Shares determined by applying the Offered Value Per Vested Option calculation on the basis of the number of vested options I tender and the exercise price of those options at the time I tender. If ServerWorks earns all or any portion of the 2003 earn-out, I understand that Broadcom will determine how many more New Shares to issue to me by reapplying the Offered Value Per Vested Option calculation to reflect the 2003 earn-out. To do this, Broadcom will calculate (i) the total number of vested options that I would have held immediately following that final earn-out adjustment had I kept my vested options, and (ii) the adjusted exercise price per share that would have resulted from the increased number of vested shares I would have been able to purchase under those adjusted options. Using these new numbers, Broadcom will then re-apply the offered Value Per Vested Option calculation using the last reported sale price of the Class A common stock on the date Broadcom accepted my tendered options to re-calculate the total number of New Shares I would have received. I understand that Broadcom will issue any additional New Shares resulting from this recalculation to me on the Third Earn-Out Delivery Date as long as I meet the continued-employment requirements and other eligibility criteria of the Offer and have paid the applicable withholding taxes on the additional shares.

I understand and agree that New Options that Broadcom grants in exchange for assumed unvested ServerWorks options will preserve the earn-out feature of those options, and that if ServerWorks earns the 2003 earn-out, Broadcom will apply the “Third Earn-Out Exchange Ratio” to the number of shares that are on the “Third Earn-Out Delivery Date” subject to my New Options with the preserved earn-out feature, and not to the original number of unvested assumed ServerWorks options that I tender.

For Non-U.S. Employees Only:

I understand that if I am located in a country where Broadcom and its subsidiaries do not have a withholding obligation or where the required withholding amount does not cover all of the applicable taxes due, I may elect on the cover page of this Letter to authorize UBS PaineWebber to sell in the block trades a certain percentage of my New Shares. The applicable percentages are set forth in the applicable tax summaries in Appendix B to the Offer to Exchange. I agree to pay UBS PaineWebber a commission of six cents ($0.06) per share for each of my New Shares sold in the block trades or twenty-five dollars ($25), whichever is greater. I agree that the authorization to UBS PaineWebber is irrevocable and I will take such further action or execute such other instruments as may be necessary to effectuate this authorization. I understand that the percentage of my New Shares that I authorize UBS PaineWebber to sell may yield proceeds that are greater or less than the amount of taxes due and that I am solely responsible for paying all applicable taxes to the appropriate taxing authorities.

For United Kingdom Residents Only:

If I am tendering vested options, I agree to pay Broadcom’s portion of the National Insurance Contributions (“NICs”) payable upon issuance of the New Shares. I acknowledge that my agreement to pay Broadcom’s portion of the NICs, in addition to my portion of the NICs, is a condition to my participation in the Offer.

SIGNATURE OF OWNER

(Signature of Holder or Authorized Signatory)	(Signature of Holder’s Spouse, if any)

(Holder’s Name, please print in full)	(Capacity of Authorized Signatory, if applicable)

Date: ________, 2003

Address (if different than on cover page)	Office Telephone: (____)_____________

__________________________________________
__________________________________________
__________________________________________

Email address:_____________________________@broadcom.com

Employee Identification Number (see cover page):_________________________________

Please read the instructions on pages 8 and 9 of this Letter then complete, sign and date the table on the cover page and the signature block above and return the entire Letter of Transmittal (including the instructions) to:

Broadcom Corporation
Attn: Shareholder Services Department
16215 Alton Parkway
Irvine, California 92618-3616

(telephone:	(949) 926-6400)
(facsimile:	(949) 926-7000)

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS
OTHER THAN THE ADDRESS ABOVE OR TRANSMISSION VIA FACSIMILE
TO A NUMBER OTHER THAN THE FACSIMILE NUMBER ABOVE
WILL NOT CONSTITUTE A VALID DELIVERY.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.     Delivery of Letter of Transmittal. A properly completed and duly executed original of this Letter (pages 1-9) (or a facsimile thereof), and any other documents required by this Letter, must be received by Broadcom at its address or at its facsimile number set forth on the signature page of this Letter by 6:00 p.m. Pacific Time on the Expiration Date.

The method by which you deliver any required documents is at your election and risk, and the delivery will be deemed made only when actually received by Broadcom. If you elect to deliver your documents by mail, Broadcom recommends that you use certified mail with return receipt requested and that you properly insure the documents. In all cases, you should allow sufficient time to ensure timely delivery. Broadcom cannot accept delivery by e-mail.

Tenders of eligible options made pursuant to the Offer may be withdrawn up to 6:00 p.m. Pacific Time on the Expiration Date. If the Offer is extended by Broadcom beyond that time, you may withdraw your tendered eligible options at any time until the extended expiration of the Offer. In addition, if Broadcom does not accept your tendered eligible options by 9:00 p.m. Pacific Time on June 2, 2003 you may withdraw your tendered eligible options at any time thereafter until they are accepted for exchange and cancelled. To validly withdraw your tendered eligible options, you must deliver a written notice of withdrawal, or a facsimile thereof, with the required information to Broadcom while you still have the right to withdraw the tendered Options. Withdrawals may not be rescinded, and any options withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless such withdrawn options are properly re-tendered prior to the Expiration Date by following the procedures described above.

Broadcom will not accept any alternative, conditional or contingent tenders. All tendering holders of eligible options shall, by execution of this Letter (or a facsimile of it), waive any right to receive any notice of the acceptance of their tender, except as provided for in the Offer to Exchange.

2.     Tenders. If you intend to tender any options pursuant to the Offer, you must complete the table on the cover page of this Letter. If you decide to tender one or more of your vested options in a particular option grant, then you must tender all of the vested options in that particular option grant. If you decide to tender one or more of your unvested options in a particular option grant, then you must tender all of the unvested options in that particular option grant.

3.     Signatures on This Letter of Transmittal. The holder of the options (except as provided in the next sentence) and the holder’s spouse, if any, must sign this Letter. If this Letter is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to Broadcom of the authority of such person so to act must be submitted with this Letter.

4.     Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for additional copies of the Offer to Exchange or this Letter, may be directed to Broadcom’s Shareholder Services Department at the address and telephone number given on the signature page of this Letter. Copies will be furnished promptly at Broadcom’s expense.

5.     Irregularities. Broadcom will determine, in its discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any tender of options, and all questions as to (i) the status of an option as an eligible option, vested option or unvested option, the number of options within a given option grant, the number of vested options within a given option grant and the number of unvested options within a given option grant; (ii) your status as a current employee in good standing, or as a non-exempt employee under federal wage laws; (iii) all determinations of market prices used in the calculations we must make to implement the Offer; (iv) the determination of the number of New Shares (if any) to issue in exchange for each tender of vested options; (v) the determination of the number of New Options (if any) to issue in exchange for each tender of unvested options; and (vi) the determination of the vesting schedule and vesting commencement date for the New Options that we issue in exchange for each tender of unvested options. Broadcom’s determination of these matters will be final and binding on all parties. Broadcom reserves the right to reject any or all tenders of options Broadcom determines do not comply with the conditions of the Offer, not to be in proper form or the acceptance of which to be unlawful. Broadcom also reserves the right to waive any of the conditions of the Offer or any defect or irregularity in the tender with respect to any particular options or any particular option holder, and Broadcom’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of options will be deemed to be properly made until all defects and irregularities have been cured by the tendering option holder or waived by us. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as Broadcom shall determine. Neither Broadcom nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice. If the table on the cover page of this Letter includes options that are not eligible for this Offer, we will not accept those options for exchange, but we do intend to accept any properly tendered eligible options set forth in that table.

6.     Important Tax Information. You should refer to Section 15 of the Offer to Exchange, which contains important U.S. federal tax information. Special considerations apply to employees located outside the United States. In some countries, the application of local taxation rules may have important consequences to those employees. Appendix B to the Offer to Exchange contains short summaries of some of these consequences. If you are an employee located in Belgium, Canada, France, Germany, India, Japan, the Netherlands, the People’s Republic of China, Singapore, Switzerland, Taiwan or the United Kingdom, you should review the relevant summary. All employees regardless of location are strongly encouraged to consult with their own tax advisors as to the consequences of their participation in the Offer.

7.     Copies. You should make a copy of this Letter, after you have completed and signed it, for your records.

IMPORTANT: THIS LETTER (OR A FACSIMILE COPY) TOGETHER WITH ALL OTHER REQUIRED DOCUMENTS MUST BE RECEIVED BY BROADCOM BY 6:00 P.M. PACIFIC TIME ON THE EXPIRATION DATE.